Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2025 relating to the consolidated financial statements of Perspective Therapeutics, Inc. as of and for the year ended December 31, 2024 appearing in Perspective Therapeutics, Inc.’s Form 10‑K for the year ended December 31, 2024.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 26, 2025